EXHIBIT 99.1

Media Contact:
Winnie Lerner/Jessica Liddell
The Abernathy MacGregor Group
212-371-5999

Motient Corporation Announces Close of Exchange Offer

October 27, 2005 - Lincolnshire, IL - Motient Corporation (MNCP) announced today the final results of its offer to exchange shares of its Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”) for any and all outstanding shares of its Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”).

Motient has accepted for exchange 318,500 shares of Series A Preferred Stock, representing  approximately 78% percent of the outstanding Series A Preferred Stock. With the exception of 90,000 shares of Series A Preferred Stock held by funds affiliated with Highland Capital Management (which remain outstanding), all Series A Preferred Stockholders have tendered their Series A Preferred Stock in the offer. The Company will issue an equal number of shares of Series B Preferred Stock to the holders who elected to exchange their shares of Series A Preferred Stock in the exchange offer.

“We are very pleased with the resounding support we received from our shareholders in our exchange offer,” said Chris Downie, Motient’s Chief Operating Officer. “We look forward to turning our attention to our proposed MSV/TerreStar transaction, which we believe will bring value to Motient shareholders and our combined businesses.” This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company's stock. For questions regarding the Exchange  Offer, please call Computershare, the Company's Exchange Agent, at (800) 311-5628.
About Motient Corporation:

Motient is a nationwide provider of terrestrial wireless data solutions for Fortune 500 companies and the small to medium size enterprise business market. Motient provides access to multiple networks platforms, including GPRS, 1XRTT and its own DataTac Network. Motient simplifies the wireless experience for application providers, hardware vendors, value added resellers and customers by offering proprietary applications, one source support and wireless consulting services that enhance the performance, efficiency and cost-effectiveness of enterprise wireless networks.

Motient is also the controlling shareholder of TerreStar Networks Inc., a development-phase satellite communications company, and a minority shareholder of Mobile Satellite Ventures, LP, an established satellite communications company. TerreStar and MSV are both in the process of developing next-generation hybrid networks that plan to provide ubiquitous wireless service by integrating land-based towers and powerful satellites. These new networks will deliver services to standard wireless devices everywhere in North America. (MNCP). www.motient.com.